TODD SHIPYARDS CORPORATION
EXECUTIVE INCENTIVE COMPENSATION PLAN
1.     Purpose of the Plan.
The purpose of the Todd Shipyards Corporation Executive Incentive
Compensation Plan (the "Plan") is to provide financial incentives for certain of the executive personnel of Todd Shipyards Corporation (the "Corporation") and Todd Pacific Shipyards Corporation, a wholly owned subsidiary of the Corporation ("TPSC"), to create lasting economic value for the benefit of the shareholders of the Corporation. The Plan is not intended to meet the requirements of a qualified plan under the Employee Retirement Income
Security Act (ERISA) of 1974, as amended.
2.     Definitions.
2.01     "Award" has the meaning set forth in Section 5.01 of the Plan.
2.02 "Change of Control" means the earliest to occur, if any, of the following:
(a) the effective date of a merger or consolidation of the Corporation with another business entity, regardless whether the Corporation is the survivor or resulting entity, in which the equity interests of the members of the Corporation's Board of Directors (as of the effective date of this Plan) and their affiliates of the common stock of the Corporation outstanding immediately prior thereto is converted into and exchanged for or otherwise represents less than the largest holding of the surviving or resulting entity upon consummation of such merger or consolidation; or
(b) the effective date of any recapitalization of the Corporation, whether or not involving a merger or consolidation, which results in the holders of the common stock of the Corporation immediately prior thereto (if voting together as a single unit) being able and entitled (either as the result of charter provisions granting voting rights to holders of other securities or as the result of the issuance of additional shares of the Corporation's common stock) to elect less than a majority of the members of the Board of Directors of the Corporation; or
(c) the effective date of the acquisition by any individual, entity or group (as such term is used in Section 13 of the Securities Exchange Act of 1934) of more than thirty percent (30%) of the outstanding common stock of the Corporation, provided, however, the acquisition of such stock by an individual, entity or group which is or includes a member of the Board of Directors of the Corporation as of the effective date of this Plan shall not be deemed to constitute a Change of Control; or
(d) in the event that there shall have been overtly threatened or announced a contested election relating to the Board of Directors of the Corporation, the effective date of the election to the Board of Directors of one or more individuals who were not, prior to the date of such overt threat or election contest, either a director of the Corporation or a nominee approved by the then Board of Directors for election as a director of the Corporation; or
(e) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.
2.03     "Code" means the Internal Revenue Code of 1986, as amended.
Reference to a specific section of the Code shall include such section, any valid regulations promulgated thereunder and any comparable provision of any further legislation or regulation amending, supplementing or superseding such section or regulation.
2.04 "Committee" means the Compensation Committee of the Corporation's Board of Directors.
2.05 "Determination Date" means, with respect to any Performance Cycle, the Determination Date shall be the last day of such Fiscal Year.
2.06 "Disability" has the same definition as provided in any written employment agreement between a Participant, on the one hand, and the Corporation or TPSC, on the other hand, in effect as of the date of the Termination of Employment. If no such employment agreement is then in effect, then Disability shall have the same definition as provided in the long-term disability plan provided by the Participant's employer or, if none, the inability of the Participant to perform his or her duties as an employee of the Corporation or TPSC, as the case may be, for a period exceeding six (6) continuous months as a result of a physical or medical impairment, as determined by a physician chosen by the Corporation.
2.07 "Executive" means a member of the executive management of the Corporation or TPSC (whether or not a member of the Corporation's Board of Directors) who is employed by the Corporation or TPSC.
2.08 "Fiscal Year" means the 2004 fiscal year of the Corporation, and each succeeding fiscal year of the Corporation.
2.09 "Participant" means, with respect to any Performance Cycle, an Executive who has been selected by the Committee for participation in the Plan for such Performance Cycle.
2.10 "Performance Cycle" means any Fiscal Year for which the Committee grants an Award.
2.11 "Retirement" has the same definition as provided in any written employment agreement between a Participant, on the one hand, and the Corporation or TPSC, on the other hand, in effect as of the date of the Termination of Employment. If no such employment agreement is then in effect, then Retirement shall have the same definition as provided in the Todd Shipyards Corporation Retirement System.
2.12 "Termination of Employment" means the time when the employee-employer relationship between any Participant, on the one hand, and the Corporation and TPSC, on the other hand, is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, Disability, Retirement or the disaffiliation of TPSC from the Corporation, but excluding any such termination where there is a simultaneous reemployment by either the Corporation or TPSC.
3.     Administration of the Plan.
3.01 The Plan shall be administered by the Committee, which shall consist of no fewer than two (2) members of the Corporation's Board of Directors.
The members of the Committee shall be appointed by and serve at the pleasure of the Corporation's Board of Directors. No member of the Corporation's
Board of Directors who is not an "outside director" under Code Section 162(m) shall serve on the Committee.
3.02 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Participants and to determine the Award levels for each Participant in each Performance Cycle. For each Performance Cycle, all actions by the Committee shall be taken by the applicable Determination Date.
3.03 Subject to Section 11, the Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations necessary or advisable in the administration of the Plan, and all such determinations shall be final and binding upon all persons having any interest in the Plan.
3.04 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Corporation. The members of the Committee shall be compensated as provided by the Corporation's Board of Directors. The Committee may employ attorneys, consultants, accountants or other persons. The Committee, the Corporation and its officers and directors shall be entitled to rely upon the advice, opinion or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, unless such action, determination or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith and all members of the Committee shall be fully protected by the Corporation with respect to any such action, determination or interpretation.
4.     Eligibility and Participation.
The Plan is designed for Executives who have the ultimate responsibility for increasing the value of the Corporation on behalf of its shareholders. Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Performance Cycle basis and is in the sole discretion of the Committee.
5.     Determination of Awards.
5.01 As soon as practicable following the commencement of a Performance Cycle, but in any event prior to or on the applicable Determination Date, the Committee, in its sole discretion, shall assign each Participant an award (the "Award") of a percentage of Economic Profit (as defined below) of the Corporation for such Performance Cycle. The calculation of each Award to be paid under the Plan shall be made based upon the Corporation's audited financial statements as presented in the Corporation's internal financial statements prepared as of and for the Fiscal Year ending as of the last day of the applicable Performance Cycle.
5.02 The economic profit ("Economic Profit") of the Corporation for each Performance Cycle is the difference between (a) Net Operating Profit After Taxes, less (b) Capital Charges, for such Performance Cycle. For purposes of the Plan, the following terms shall have the meaning assigned to them in this
Section 5.02:
(a) "Net Operating Profit After Tax" means, for any period, the difference of (i) the Adjusted Pre-tax Income, less (ii) Cash Income Taxes.
(b) "Adjusted Pre-tax Income" means, for any period, the sum of (i) the net operating revenue of TPSC, less all direct operating expenses of TPSC and all consolidated overhead expenses of the Corporation (the "Pre-tax Operating Profit"), plus (ii) the investment, discounts on purchases, scrap, rental and all other miscellaneous income and expenses of TPSC (but not including any investment income of the Corporation or its other subsidiaries or affiliates) whether or not such income is directly related to its shipyard operations (the "Other Income/Expenses"), all for such period.
(c) "Cash Income Taxes" means the effective cash taxes of TPSC, calculated as follows: (i) the product of (A) the Corporation's consolidated effective book tax rate for a particular period, multiplied by (B) the Adjusted Pre-tax Income for such period, plus (or less) (ii) any changes in TPSC's deferred income tax accounts during such period.
(d) "Capital Charges" means the product of Invested Capital, multiplied by ten percent (10%).
(e) "Invested Capital" includes all assets of the Corporation used in the operation of the shipyard business as of a particular date of determination. More specifically, Invested Capital will be comprised of the Corporation's equity in TPSC (minus any inter-company receivables), plus the net book value of the Harbor Island land and any other assets of the Corporation related to its status as a publicly traded company or the operation of the shipyard. The Invested Capital calculated as of the end of any fiscal quarter during a Performance Cycle shall be calculated by dividing (i) the sum of the Invested Capital as of the first day of such fiscal quarter plus the Invested Capital as of the last day of such fiscal quarter, by (ii) two (2). The Invested Capital calculated as of the end of any Performance Cycle shall be calculated by dividing (A) the sum of the Invested Capital as calculated for each fiscal quarter included in such Performance Cycle, by (B) four (4).
5.03 The Chief Financial Officer of the Corporation shall calculate the Economic Profit as of the end of each fiscal quarter of each Performance
Cycle. Such calculation shall be based upon the Corporation's internally prepared unaudited financial statements. The Chief Financial Officer shall deliver such calculation to the Committee within twenty-five (25) days after the last day of each fiscal quarter; provided, however, that with respect to the last fiscal quarter of such Performance Cycle, the Chief Financial Officer shall deliver such calculation to the Committee within sixty (60) days after the last day of such fiscal quarter.
5.04 No Awards shall be paid to a Participant for a Performance Cycle unless the Economic Profit of the Corporation for such Performance Cycle is greater than zero. In the event the Economic Profit for any Performance Cycle is zero or less, the Award for any Participant for any prior or subsequent Performance Cycle shall not be reduced as a result thereof.
6.     Payment of Award.
6.01 Except as provided in Section 6.02 and Section 6.03 of the Plan or as otherwise determined by the Committee, payment of Awards (if any) for a Performance Cycle will be made in cash in accordance with the following schedule:
(a) Prior to the seventy-fifth (75th) day following the last day of the applicable Performance Cycle, the Corporation shall pay a Participant fifty percent (50%) of his or her Award for such Performance Cycle;
(b) Prior to the seventy-fifth (75th) day following the last day of the first Fiscal Year immediately following the end of the applicable Performance Cycle, the Corporation shall pay a Participant twenty-five percent (25%) of his or her Award for the applicable Performance Cycle; and
(c) Prior to the seventy-fifth (75th) day following the last day of second Fiscal Year immediately following the end of the applicable Performance
Cycle, the Corporation shall pay a Participant twenty-five percent (25%) of his or her Award for the applicable Performance Cycle.
6.02 Unless otherwise specifically determined by the Committee, a Participant will be entitled to payment of an Award (including the deferred portion of any Award) only if the Participant is employed by the Corporation or TPSC on both the last day of the applicable Performance Cycle and the date of payment (except to the limited extent provided in the following sentence and except in connection with a Change of Control). If, after the commencement of a Performance Cycle, a Participant incurs a Termination of Employment due to death, Disability or Retirement, the Participant shall be entitled to payment of the Award, if any, for such Performance Cycle and any Awards from prior Performance Cycles for which payment has been deferred pursuant to Section 6.01 above, as follows:
(a) prior to the fifteenth (15th) day following the Participant's death or the Corporation's determination of the Participant's Disability or Retirement, the Corporation shall pay to the Participant the full amount of all Awards from prior Performance Cycles for which payment has been deferred pursuant to
Section 6.01 above; and
(b) prior to the seventy-fifth (75th) day following the last day of such Performance Cycle, the Corporation shall pay to the Participant the full amount of his or her Award for such Performance Cycle.
In the event an Award is payable to a Participant subsequent to the Participant's death, such payment shall be made to the Participant's beneficiary designated by such Participant in connection with the Participant's 401(k) account with the Corporation, provided that if no such designation has been made, then such payment shall be made to such Participant's estate.
6.03 In the event a Change of Control occurs during a Performance Cycle, then the Economic Profit for such Performance Cycle shall be calculated as of and through the date of such Change of Control (but ignoring the effects of such Change of Control). The Award, if any, of each Participant for such Performance Cycle, and the deferred portion of any Award(s) of each Participant for prior Performance Cycles that have not been paid as of such date, shall be paid in cash to the Participants within thirty (30) days after the effective date of such Change of Control.
6.04 The Corporation shall withhold all applicable income and other taxes from any Award payment to any Participant including, but not limited to, any federal, FICA, state and local taxes.
6.05 Each Award shall be payable solely from the general assets of the Corporation. Each Participant's right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Corporation.
7.     Employment Rights.
Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Corporation or TPSC or shall interfere with or restrict in any way the rights of the Participant's employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.
8.     Non-alienation of Award
No Participant shall have the right to sell, assign, transfer or otherwise convey to a third party or encumber in any manner any of his or her rights in an Award granted to such Participant under the Plan or any other rights a Participant may have under the Plan.
9.     Effect on Other Plans
The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Corporation or TPSC, and the Plan shall not preclude the Corporation's Board of Directors from establishing any other forms of incentive compensation for Executives.
10.     Amendment or Termination of the Plan
The Board, in its sole discretion, may suspend, alter, amend or terminate the Plan or any part thereof at any time and for any reason; provided, however, that the Award for any Participant with respect to any Performance Cycle which has been completed shall not be reduced as a result thereof.
11.     Effective Date
The Plan is effective as of March 31, 2003.


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